Exhibit 10.1

EXECUTION COPY
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made this 13th day of June, 2016, by and between Discovery Corporate Services Limited (“Company”) and JB Perrette (“Executive”). Where relevant, Company shall also refer to Discovery Communications, LLC and its executive management and all subsidiary and group companies within Discovery Networks International of which Executive is President.
As a condition to and in consideration of the mutual promises and covenants set forth in this Agreement, Company hereby offers Executive and Executive hereby accepts employment upon the terms and conditions set forth herein. Effective June 13, 2016 (“Effective Date”), this Agreement supersedes all prior employment agreements between Company and Executive.
I.DUTIES, ACCEPTANCE, LOCATION

A.
Company employs Executive to render exclusive and full-time services as President and CEO, Discovery Networks International, upon the terms and conditions set forth herein. Executive’s duties shall be consistent with his title and as otherwise directed by Company. The parties shall mutually agree on any press release announcing Executive’s continued appointment and appointment as CEO and/or the fact that Executive has entered into this Agreement. Any duties that the Executive owes to the Company under this Agreement, are also owed, where relevant, by the Executive to Discovery Communications, LLC (including its executive management) and all subsidiary and group companies within Discovery Networks International for which the Executive is the President.

B.
Company reserves the right to change the individual and/or position to whom/which Executive reports and, if Company deems it necessary, subject to Section IV(D)(1)(b) hereof, the location where Executive works, except that Executive shall not report to a level lower than the CEO of Discovery Communications, LLC. Executive’s primary work location shall be the Company’s offices in London, England, but Executive shall make himself available for travel to other locations as business needs require and in order to facilitate effective interaction between Executive and other members of management and the Company.

C.
Executive hereby accepts such employment and agrees to render the services described above. Throughout his employment with Company, Executive agrees to serve Company faithfully and to the best of his ability, and to devote his full business time and energy to perform the duties arising under this Agreement in a professional manner that does not discredit, but furthers the interests of Company.

II.TERM OF EMPLOYMENT

A.
Subject to Section IV, Executive’s term of employment shall begin on June 13, 2016 and end on June 30, 2019 (“Term of Employment”). For statutory purposes, Executive’s continuous employment start date is October 17, 2011.

B.
Company shall have the option to enter negotiations with Executive to renew this Agreement with Executive for an additional term. If Company wishes to exercise its option to enter negotiations with Executive to renew this Agreement, it will give Executive written notice of its intent to enter such negotiations to renew not later than one hundred fifty (150) days prior to the end of the Term of Employment. The Term of Employment may not, however, be extended unless by mutual agreement of the Company and Executive as to all of the material terms and conditions of the extension. In the event the parties do not enter into an agreement to extend this Agreement for an additional term, this Agreement shall expire and the Term of Employment shall end on June 30, 2019, and be deemed inclusive of any statutory notice due under English law; provided, however, that if the Company elects not to renew this Agreement, Executive shall be eligible for a severance payment pursuant to Section IV(D)(2) herein. If Company offers to renew this Agreement, but the parties are unable to agree on final terms, and Executive terminates employment at the end of the Term of Employment, Executive will be eligible for a Noncompetition Payment (as defined by, and in accordance with, Section VI(K), below).

III.COMPENSATION

A.
Base Salary. Effective June 13, 2016, Company agrees to provide Executive with an annual base salary of ONE MILLION ONE HUNDRED SEVENTY FIVE THOUSAND POUNDS (£1,175,000). Beginning June 13, 2016, this sum will be paid over the course of twelve months, in increments paid on regular Company paydays, less such sums as the law requires Company to deduct or withhold. Executive’s future salary increases will be reviewed and decided in accordance with Company’s standard practices and procedures for similarly-situated executives.

B.
Bonus/Incentive Payment. Effective January 1, 2016, in addition to the base salary paid to Executive pursuant to Section III(A), Executive shall be eligible for an annual bonus/incentive payment target of one hundred fifty percent (150%) of his base salary. The portion of the bonus/incentive payment to be received by Executive will be determined in accordance with Company’s applicable incentive or bonus plan in effect at that time (e.g., subject to reduction for Company under-performance and increase for Company over-performance) and will be paid in accordance with the applicable incentive or bonus plan.

C.
Benefits. Executive shall be entitled to participate in and to receive any and all benefits generally available to executives at Executive’s level in the Company in accordance with the terms and conditions of the applicable plan or arrangements applicable in the UK during the period of Executive’s employment in the UK and additionally such benefits as may apply to US citizens working abroad. The Company shall pay expenses or otherwise reimburse Executive for business expenses in accordance with the Company’s Travel and Entertainment policy, as the same applies to similarly-situated senior executives of the Company. Executive shall be eligible for insurance coverage under the Company’s director and officer liability insurance and employment practices liability insurance policies in accordance with those policies and in amounts similar to coverage afforded other senior executives of the Company for activities on behalf of Company and its subsidiaries, and otherwise shall be eligible for indemnification in accordance with the Company’s corporate governance requirements. Executive shall be eligible for 25 days paid vacation each calendar year in addition to English bank and public holidays, in accordance with the Company’s UK vacation policy.

D.
Prior Assignment Benefits. Company acknowledges that Executive was eligible for relocation and assignment benefits under Company’s Long Term International Assignment Policy until Executive’s expatriate assignment ended as of June 13, 2016. Company shall continue to provide Executive with such benefits under that Policy (“Policy”) as apply to an executive at Executive’s level after localization For the avoidance of doubt, and regardless of any change to the Policy that would eliminate these benefits, Executive shall be eligible for the following benefits at at least the level provided by the Policy as of April 2016: (a) ongoing tax preparation assistance, and (b) repatriation benefits in the event that Executive’s employment is terminated without Cause or due to Company’s non-renewal of this Agreement, or Executive resigns for Good Reason, in accordance with Section IV(D), or Executive separates at the end of the Term of Employment due to the natural expiration of the Term. Company further acknowledges that some of the benefits provided by the Policy relate to the month of June, and include the period to June 30, 2016 (e.g., rent and utilities for the month of June) and Company agrees that Company shall pay the full monthly allowance/benefit for June, and the rent and utilities for June, and shall not be entitled to recoup those payments in full or part.

E.	Equity Program. Executive will be recommended for equity awards as follows:

1.
An award of Performance-based Restricted Stock Units (“PRSUs”) under the Discovery Communications, Inc. 2013 Incentive Plan, or a successor plan (the “Stock Plan”), with a target value of ONE HUNDRED THOUSAND (100,000) UNITS, based on Discovery Series A common stock. The award will be based on financial metrics relative to the international business, established by the Compensation Committee in consultation with Executive.

2.
A second award of PRSUs under the Stock Plan with a target value of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000). The recommended number of units will be calculated by dividing the target value of $1,500,000 by the closing price of Discovery Series A common stock on the trading day immediately preceding the date of grant.

3.
Both awards are subject to approval by the Compensation Committee (which has previously reviewed the value of the awards in authorizing the negotiation of this Agreement) and will be subject to the terms and conditions of the Stock Plan and the implementing award agreements.

4.
Executive shall be considered for future annual equity grants in accordance with the Company’s normal executive compensation processes and practices for similarly-situated employees. In the event that Executive separates at the end of the Term of Employment because the Company has declined to offer renewal, Executive’s separation at the end of the Term shall be treated as a termination “not for Cause” for purposes of Executive’s awards under the Stock Plan.

IV.TERMINATION OF EMPLOYMENT AND AGREEMENT

A.
Death. If Executive should die during the Term of Employment, this Agreement will terminate. No further amounts or benefits shall be payable except earned but unpaid base salary, accrued but unpaid vacation, unreimbursed expenses, and those benefits that may vest in accordance with the controlling documents for other relevant Company benefits programs, which shall be paid in accordance with the terms of such other Company benefit programs, including the terms governing the time and manner of payment (the “Accrued Benefits”). In addition, Executive shall be eligible for a prorated annual bonus/incentive payment regardless of the number of days Executive was employed by Company during the year and the amount of such bonus/incentive payment shall be calculated in accordance with the then-applicable bonus plan, as modified by the foregoing.

B.
Inability To Perform Duties. If, during the Term of Employment, Executive should become physically or mentally disabled, such that he is unable to perform his duties under Sections I (A) and (C) hereof for (i) a period of six (6) consecutive months or (ii) for shorter periods that add up to six (6) months in any eight (8)-month period, by written notice to the Executive, Company may terminate this Agreement and this shall be deemed inclusive of any applicable statutory notice due. Notwithstanding the foregoing, Executive’s employment shall terminate upon Executive incurring a “separation from service” under the medical leave rules of Section 409A. In that case, no further amounts or benefits shall be payable to Executive, except that until (i) he is no longer disabled or (ii) he becomes 65 years old -- whichever happens first -- Executive may be entitled to receive continued coverage under the relevant medical or disability plans to the extent permitted by such plans and to the extent such benefits continue to be provided to the Company executives at Executive’s level in the Company generally, provided that in the case of any continued coverage under one or more of Company’s medical plans, if Company determines that the provision of continued medical coverage at Company’s sole or partial expense may result in Federal taxation of the benefit provided thereunder to Executive or his dependents because such benefits are provided on a self-insured basis by Company, then Executive shall be obligated to pay the full monthly COBRA or similar premium for such coverage.

C.	Termination For Cause.

1.
Company may terminate Executive’s employment and this Agreement for Cause by written notice. Cause shall mean under this paragraph: (i) the conviction of, or nolo contendere or guilty plea, to a felony (whether any right to appeal has been or may be exercised); (ii) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to Executive’s employment with the Company; (iii) conduct constituting a financial crime, material act of dishonesty or conduct in violation of Company’s Code of Ethics; (iv) improper conduct substantially prejudicial to the Company’s business; (v) willful unauthorized disclosure or use of Company confidential information; (vi) material improper destruction of Company property; or (vii) willful misconduct in connection with the performance of Executive's duties.

2.
In the event that Executive materially neglects his duties under Sections I(A) or (C) hereof or engages in other conduct that constitutes a breach by Executive of this Agreement (collectively “Breach”), Company shall so notify Executive in writing. Executive will be afforded a one-time-only opportunity to cure the noted Breach within ten (10) days from receipt of this notice. If no cure is achieved within this time, or if Executive engages in the same Breach a second time after once having been given the opportunity to cure, Company may terminate this Agreement by written notice to Executive.

3.
Any termination of employment pursuant to Sections IV(C)(1) or Section IV(C)(2) hereof shall be considered a termination of Executive’s employment “For Cause” (or for “Cause”) and upon such termination, Executive shall only be entitled to receive any amounts or benefits hereunder that have been earned or vested at the time of such termination in accordance with the terms of the applicable governing Company plan(s), (including the provisions of such plan(s) governing the time and manner of payment), and/or as may be required by law. “Cause” as used in any such Company plan shall be deemed to mean solely the commission of the acts described in Sections IV(C)(1) or Section IV(C)(2) hereof (after giving effect to the cure opportunity described therein).

D.	Termination Of Agreement By Executive for Good Reason/Termination of Agreement by Company Not For Cause.

1.
Company may terminate Executive’s employment and this Agreement not for Cause (as “Cause” is defined above), and Executive may terminate his employment and this Agreement for “good reason” as defined herein. “Good Reason” for purposes of this Agreement shall only mean the occurrence of any of the following events without Executive’s consent: (a) a material reduction in Executive’s duties or responsibilities; (b) Company’s material change in the location of the Company office where Executive principally works (i.e., relocation to a location outside the London, UK metropolitan area, except that repatriation to the New York metropolitan area at the end of the Term of Employment shall not constitute Good Reason); (c) the change of Executive’s reporting relationship to a level lower than the CEO of Discovery Communications, LLC ; or (d) a material breach of this Agreement through the Company’s failure to make the equity awards at at least the levels provided by Section III(E), provided however, that Executive must provide the Company with written notice of the existence of the event constituting Good Reason within sixty (60) days of any such event having occurred or Executive learning of the event, whichever is later, and allow the Company thirty (30) days to cure the same. If Company so cures the event, Executive shall not have a basis for terminating his employment for Good Reason with respect to such cured event. In addition, if an event occurs that triggers Executive’s right to terminate this Agreement for Good Reason, Executive must exercise his right in writing to terminate this Agreement for Good Reason within ninety (95) days of the effective date of the applicable event or upon the event becoming known to him (and with an effective date of termination on such 95th day) or such right shall be deemed waived.

2.
If Company terminates Executive’s employment and this Agreement not for Cause, or if Executive terminates his employment and this Agreement for Good Reason, the Company shall pay Executive the Accrued Benefits, and then shall make the following payments (“Severance Payment”). In all cases, the Severance Payment shall be deemed inclusive of any statutory right to notice and statutory redundancy pay under English law:

(a) Subject to paragraph 3 immediately below, on the Release Deadline (as defined below), Company will commence to pay Executive Executive’s annual base salary for the longer of (i) the balance of the Term of Employment, (ii) twelve (12) months, or (iii) the number of weeks of severance to which the Executive would have been entitled had the Company’s then-current UK redundancy severance plan applied to Executive’s termination (the “Base Salary Continuation”). In the event the period of Base Salary Continuation is calculated under Section 2(a)(ii) or 2(a)(iii) of this paragraph and the Company relieves the Executive of all of Executive’s work responsibilities for some period of time prior to the effective date of Executive’s termination of employment, this period of “garden leave” shall be offset against the number of weeks of Base Salary Continuation. Notwithstanding the foregoing, the Base Salary Continuation may in no event be less than thirteen (13) weeks.
The Base Salary Continuation shall be paid in substantially equal increments on regular Company paydays, less required deductions and withholdings, until the balance is paid in full.
(b) Executive will be paid the prorated portion of his bonus under the Company’s incentive or bonus plan for the year in which the termination occurs. The bonus/incentive payment portion of the Severance Payment will be paid in the year following the calendar year in which the termination occurs on the date that Company pays bonuses/incentive payments to its other executives at Executive’s level in the Company and will be paid at the target amount set forth in Section III(B), subject to Company/Division performance but not more than 100 percent for Company/Division’s target performance.
(c) The Company shall reimburse Executive for up to 18 months of continued health coverage (medical, dental, and vision) under the applicable Company medical plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), should Executive be eligible for and elect COBRA. For the avoidance of doubt, Company represents that Executive is currently eligible for COBRA rights under the applicable international medical plan, and Executive shall continue to be eligible for continuation coverage provided that Executive continues to elect coverage in that plan. These reimbursements shall be subject to required withholdings. In the event the balance of Term of Employment is greater than 18 months, the Company shall pay Executive at the end of the 18-month period an amount equivalent to the then-current COBRA premium for the number additional months remaining in the Term of Employment. If Company determines in good faith that reimbursement of the cost of continued medical coverage at Company’s sole or partial expense may result in Federal taxation of the benefit provided thereunder to Executive or his dependents because such benefits are provided on a self-insured basis by Company, then Executive shall be obligated to pay the full monthly COBRA or similar premium for such coverage. In such event, the Company shall pay Executive, in a lump sum, an amount equivalent to the monthly premium for COBRA coverage for the remaining balance of the Term of Employment.

3.
No Severance Payment will be made if Executive fails to sign a release in a form acceptable to Company effective to waive all rights and potential claims under English law arising out of the employment or its termination. Such release must be executed and become effective within the sixty (60) calendar day period following the date of Executive’s “separation from service” within the meaning of Section 409A (the last day of such period being the “Release Deadline”). No Severance Payment will be made if Executive violates the provisions of Section VI hereof, in which case all Severance Payment shall cease, and those already made shall be forfeited.

4.
Company agrees that if, at the time Executive is Terminated not For Cause, or Executive terminates his employment for Good Reason, Company has a standard severance policy in effect that would be applicable in the absence of this Agreement (i.e., applicable to the circumstances surrounding the termination) and that would result in Executive’s receiving a sum greater than this Severance Payment, Executive will receive whichever is the greater of these two payments; provided, that if (i) the standard severance policy would provide for a sum greater than the Severance Payment, and (ii) the payment schedule under the Severance Policy is different from the payment schedules for the Severance Payment and would result in an impermissible acceleration or delay in payment in violation of the time and manner of payment requirements of Section 409A, then the payment schedule provided in the Company’s standard severance policy shall only apply to the portion of the amount payable under the standard severance policy that exceeds the Severance Payment.

5.
If Executive terminates this Agreement before the Term of Employment has expired for a reason other than those stated in IV(D)(1) hereof, it will be deemed a material breach of this Agreement. Executive agrees that, in that event, in addition to any other rights and remedies which Company may have as a result of such breach, he will forfeit all right and obligations to be compensated for any remaining portion of his annualized base salary, Severance Payment, bonus/incentive payment that may otherwise be due under this Agreement, pursuant to other Company plans or policies, or otherwise, except as may be required by law. Executive further agrees that this breach would cause substantial harm to the Company’s business and prospects. Executive agrees that Executive committing this breach he shall pay Company within 28 days by way of agreed liquidated and ascertained damages a cash payment equivalent to six (6) months of Executive’s base salary (on a gross basis before taxes). Executive agree that this is a genuine pre-estimate of the Company's loss it will suffer as a direct consequence of the loss of the Executive leaving the Company prior to the end of the Term of Employment. Furthermore, Executive acknowledges and agrees that the full damages for Executive’s breach are not subject to calculation and that the amount owed under the preceding sentence, therefore, will only reimburse Company for a portion of the damage done. For this reason, Company shall remain entitled to recover from Executive any and all damages Company has suffered and, in addition, Company will be entitled to injunctive relief. The parties agree that the repayment described in this Section IV(D) is expressly not Company’s exclusive or sole remedy.

E.
Right To Offset. In the event that Executive secures employment or any consulting or contractor or business arrangement for services he performs during the period that any payment from Company is continuing under Section IV(D) hereof, Executive shall have the obligation to timely notify Company of the source and amount of payment (“Offset Income”). Company shall have the right to reduce the Severance Payment by the Offset Income. Executive acknowledges and agrees that any deferred compensation for his services from another source that are performed while receiving Severance Payment from Company, will be treated as Offset Income (regardless of when Executive chooses to receive such compensation). In addition, to the extent that Executive’s compensation arrangement for the services include elements that are required to be paid later in the term of the arrangement (e.g., bonus or other payments that are earned in full or part based on performance or service requirements for the period during which the Severance Payment is made), the Company may calculate the Offset Income by annualizing or by using any other reasonable methodology to attribute the later payments to the applicable period of the Severance Payment. Executive agrees to provide Company with information sufficient to determine the calculation of the Offset Income, including compensation excerpts of any employment agreement or other contract for services, Form W-2s, and any other documentation that the Company reasonably may require, and that failure to provide timely notice to the Company of Offset Income or to respond to inquiries from Company regarding any such Offset Income shall be deemed a material breach of this Agreement. In such event, Executive also agrees that Company shall have the right to inquire of third party individuals and entities regarding potential Offset Income and to inform such parties of Company’s right of offset under this Agreement with Executive. Accordingly, Executive agrees that no further Severance Payment from Company will be made until or unless this breach is cured and that all payments from Company already made to Executive, during the time he failed to disclose his Offset Income, shall be forfeited and must be returned to Company upon its demand, up to the amount of Offset Income attributable to such period. Any offsets made by the Company pursuant to this Section IV(E) shall be made at the same time and in the same amount as a Severance Payment amount is otherwise payable (applying the Offset Income to the Company’s payments in the order each are paid) so as not to accelerate or delay the payment of any Severance Payment installment. Furthermore, in the event that Executive provides Competitive Services during the first six months after the expiration of the Restricted Period (both as defined in Section VI), and fails to obtain the Company’s prior written consent to do so, Executive shall not be entitled to any Severance Payment during any period of such six-month period in which he is providing Competitive Services.

F.
Mitigation. In the event of termination of employment pursuant to Section IV(D) herein, and during the period that any payment from Company is continuing or due under Section IV(D), Executive shall be under a continuing obligation to seek other employment, including taking all reasonable steps to identify and apply for comparable, available jobs for which Executive is qualified.  This obligation to seek other employment shall not apply during the Restricted Period, as defined in Section VI(A). At the Company's request, Executive may be required to furnish to the Company proof that Executive has engaged in efforts consistent with this paragraph, and Executive agrees to comply with any such request.  Executive further agrees that the Company may follow-up with reasonable inquiries to third parties to confirm Executive’s mitigation efforts.  Should the Company determine in good faith that Executive failed to take reasonable steps to secure alternative employment consistent with this paragraph, the Company shall be entitled at its sole discretion to cease or reduce any payments due to Executive pursuant to Section IV(D)(2).

V.CONFIDENTIAL INFORMATION

A.
Executive acknowledges his fiduciary duty to Company, Discovery Communications, LLC and its subsidiaries and group companies within Discovery Networks International. As a condition of employment, Executive agrees to protect and hold in a fiduciary capacity for the benefit of Company (except as required by law or as may be required within the scope of his duties hereunder) all confidential information, knowledge or data, including the terms of this Agreement and, without limitation, all trade secrets relating to Company or any of its subsidiaries, and their respective businesses, (i) obtained by the Executive during his employment by Company or otherwise and (ii) that is not otherwise publicly known (other than by reason of an unauthorized act by the Executive). After termination of the Executive's employment with Company, Executive shall not communicate or divulge any such information, knowledge or data to anyone other than Company and those designated by it, without the prior written consent of Company, except as herein provided or as required by law. Notwithstanding the foregoing, Executive may disclose the terms of this Agreement to his immediate family members, representatives, and prospective employers.

B.
In the event that Executive is compelled, pursuant to a subpoena or other order of a court or other body having jurisdiction over such matter, to produce any information relevant to Company, whether confidential or not, Executive agrees to provide Company with written notice of this subpoena or order so that Company may timely move to quash if appropriate.

C.
Subject to the reasonable approval of Executive’s then-employer, if any, Executive also agrees to reasonably cooperate with Company in any legal action for which his participation is needed. Company agrees to try to schedule all such meetings so that they do not unduly interfere with Executive's pursuits after he is no longer in Company’s employ, and will reimburse Executive for reasonable travel expenses incurred in connection with such cooperation.

VI.RESTRICTIVE COVENANTS

A.	In this section the following definitions shall apply:

“Group Company” means any firm, company, business entity or other organisation which is directly or indirectly controlled by Company from time to time, or which directly or indirectly controls Company from time to time; or which is directly or indirectly controlled by a third party who also directly or indirectly controls Company from time to time;

"Prospective Partner" means any person, firm, company or other organisation with whom the Company has, at any time during the Relevant Period, had Relevant Discussions in which Executive was materially involved, for which he had responsibilities or about which he obtained or otherwise received Confidential Information;

“Relevant Discussions” means any discussion, pitch, tender, presentation, negotiation or invitation to enter into or participate in any discussion, pitch, tender, presentation or negotiation, with the Company with a view to receiving products or services from the Company;

"Relevant Period" means the period of 12 months immediately before the termination date;

"Restricted Employee" means any individual who at any time during the Relevant Period:

a)
was engaged or employed as an employee, director or consultant by the Company (other than an individual in business on his/her own account providing professional independent advisory services to the Company); and

b)	with whom Executive worked to a material extent or for whom he had managerial responsibility at any time during that period; and

c)	who was employed or engaged during that period in a senior regulatory, financial, managerial, creative, technical, sales, commercial, professional or equivalent capacity.

"Restricted Partner" means any person, firm, company or other organisation who was an affiliate, advertising client, vendor, producer or other commercial partner of the Company at any time during the Relevant Period and with whom Executive or, to his knowledge anyone reporting to him, had material contact or dealings at any time during the Relevant Period.

“Restricted Territory" means: (a) the United States (b) the United Kingdom; (c) Europe, and (d) any other country in the world where, as at the termination date, the Company distributes nonfiction, scripted, sports, lifestyle, or general entertainment television in any form (and whether in cable, broadcast, free to air, or any other distribution method, including, without limitation, direct to consumer or “over the top”), or otherwise develops, sells, supplies, or researches its products or services (or has plans to do so within the following 6 months) and, in each case, in respect of which Executive was either i) involved to a material extent, and/or ii) had direct and material management responsibilities, and/or iii) obtained material Confidential Information on behalf of the Company during the Relevant Period.

B.
The provisions of this Section VI and the relevant definitions in this Section VI shall apply as though references to "Group Company" were substituted for references to "Company" save that the restrictions shall only apply to those Group Companies for which the Executive performed services to a material extent or with which he was otherwise concerned during the Relevant Period.

C.
The Company contracts as trustee and agent for the benefit of each Group Company referred to above. Executive agrees that, if required to do so by the Company, he will enter into covenants in the same terms as those set out in this Section directly with all or any of such Group Companies.

D.
Each of the obligations in this section (“Restrictions”) is an entire, separate and independent restriction on Executive and if any part is found to be invalid or unenforceable the remainder will remain valid and enforceable.

E.
Executive acknowledges that in order to protect the Company’s and any relevant Group Company’s confidential information, trade secrets, goodwill, client and partner base, supplier base, other business connections and stable workforce, he will be bound by the restrictions set out below. Executive covenants that during his employment with Company and, for a period of twelve (12) months after the conclusion of Executive’s employment with Company (the “Restricted Period”), he will not, directly or indirectly, on his own behalf or on behalf of any entity or individual, engage in the following activities within the Restricted Territory: any business activities involving nonfiction, scripted, sports, lifestyle, or general entertainment television (whether in cable, broadcast, free to air, over the top, or any other distribution method), or business activities otherwise competitive with any area of the Company for which Executive had management responsibilities during the three (3) years prior to the termination date (“Competitive Services”). This provision shall not prevent Executive from owning stock in any publicly-traded company. Executive agrees that this Section VI (A) is a material part of this Agreement, breach of which will cause Company irreparable harm and damages, the loss of which cannot be adequately compensated at law. In the event that the provisions of this paragraph should ever be deemed to exceed the limitations permitted by applicable laws, Executive and Company agree that such provisions shall be reformed to the maximum limitations permitted by the applicable laws. In the event that the Executive is placed on “garden leave” pursuant to Section IV (D) prior to separation and the period of Base Salary Continuation is less than twelve months, the Restricted Period shall be twelve months or the period of Base Salary Continuation, whichever is shorter.

F.
If Executive wishes to pursue Competitive Services during the Restricted Period and to obtain the written consent of the Company before doing so, Executive may request consent from the Company by providing written evidence, including assurances from Executive and his potential employer, that the fulfillment of Executive’s duties in such proposed work or activity would not involve any use, disclosure, or reliance upon the confidential information or trade secrets of the Company. The Company shall respond within one (1) week after Company’s receipt of such a request, provided that Executive has provided the assurances and sufficient information upon which the Company reasonably may assess the request. If the Company determines that it does not have sufficient evidence upon which to assess, the Company shall set forth the information needed in reasonable detail within one (1) week of receiving the request.

In the event that (1) Executive receives an offer to perform Competitive Services and seeks such consent from the Company, and the Company determines that the proposed services violate the covenants of Section VI(A) and does not provide consent, and (2) Executive is receiving the Noncompetition Payment from the Company as set forth in Section II(B), the Company will commence to pay Executive one hundred percent (100%) of his base salary for that portion of the Restricted Period that Executive is restricted from performing (and does not perform) the proposed services.

G.
During his employment and for a period of twelve (12) months following the conclusion of Executive's employment with Company, Executive covenants that he will not directly or indirectly solicit, recruit, interfere with or otherwise attempt to entice, any Restricted Employees of Company or its subsidiary and affiliated companies to leave their employment, other than Executive’s then- assistant.

H.
During his employment and for a twelve (12) month period following the conclusion of Executive's employment with Company, Executive covenants that he will not directly or indirectly solicit, recruit, interfere with or otherwise attempt to entice, solicit, induce or encourage any Restricted Partner or Prospective Partner to terminate its business relationship with Company or its subsidiary and affiliated companies.

I.
During the period Executive is employed by Company, Executive covenants and agrees not to engage in any other business activities whatsoever, or to directly or indirectly render services of a business, commercial or professional nature to any other business entity or organization, regardless of whether Executive is compensated for these services. The only exception to this provision is if Executive obtains the prior written consent of Discovery Communications, LLC’s Chief Executive Officer.

J.
Throughout the period that Executive is an employee of Company, Executive agrees to disclose to Company any direct investments (i.e., an investment in which Executive has made the decision to invest in a particular company) he has in a company that is a Competitor of Company (“Competitor”) or that Company is doing business with during the Term of Employment (“Partner”), if such direct investments result in Executive or Executive’s immediate family members, and/or a trust established by Executive or Executive’s immediate family members, owning five percent or more of such a Competitor or Partner. This Section VI(J) shall not prohibit Executive, however, from making passive investments (i.e., where Executive does not make the decision to invest in a particular company, even if those mutual funds, in turn, invest in such a Competitor or Partner). Regardless of the nature of Executive’s investments, Executive herein agrees that his investments may not materially interfere with Executive’s obligations and ability to provide services under this Agreement.

K.
If Company offers to renew this Agreement, the parties are unable to agree to final terms, and Executive terminates employment at the end of the Term of Employment, Executive will be eligible for a “Noncompetition Payment.” Provided that Executive signs a release in the required form acceptable to Company effective to waive all rights and liabilities under English law arising out of the employment or its termination and such release is executed and becomes effective on or before the Release Deadline (as defined in Section IV(D)(2)), on the Release Deadline, Company will commence to pay Executive an amount equal to 50% of Executive’s annual base salary for the Restricted Period, in addition to the Accrued Benefits. The parties intend that the Noncompetition Payment shall not be due if the Executive is otherwise eligible for the Severance Payment. The Noncompetition Payment shall be paid in substantially equal increments on regular Company paydays, less required deductions and withholdings, until the balance is paid in full, provided that Executive complies with the provisions of this Section VI.

L.
In the event that Executive violates any provision of this Section VI, in addition to any injunctive relief and damages to which Executive acknowledges Company would be entitled, all Severance Payment or Noncompetition Payment to Executive, if any, shall cease, and those already made will be forfeited.

VII.    ARBITRATION

A.
Any dispute arising from or related to the Agreement shall be finally resolved by the determination of a single arbitrator, and the Company and Executive shall agree at the time which arbitration rules will apply.

B.
The arbitrator shall, unless the parties agree otherwise, be a Queen’s Counsel in regular practice at the English commercial bar or a retired High Court judge, Lord Justice or Lord of Appeal in Ordinary to be agreed upon by the parties or failing agreement within 7 days after request to do so by one party or the other to be nominated by the then President of The Law Society of England and Wales or, if he or she shall be unwilling or unable to make the nomination, by the Vice President of The Law Society of England and Wales.

C.
If, prior to or during the pendency of such arbitration proceeding, there is a breach or an imminent breach of this Agreement by Executive, the Company may apply to a court of competent jurisdiction for interim remedies and relief regarding the activities of Executive including, without limitation, seeking an injunction preventing breach of the Agreement until the dispute has been resolved by arbitration.

D.
Arbitration will be binding and will afford parties the same options for damage awards as would be available in court. Executive and Company agree that discovery will be allowed and all discovery disputes will be decided exclusively by arbitration.

E.
Any damages shall be awarded only in accord with applicable law. The arbitrator may only order reinstatement of the Executive if money damages are insufficient. The parties shall share equally in all fees and expenses of arbitration. However, each party shall bear the expense of its own counsel, experts, witnesses and preparation and presentation of proof.

VIII.	CONTROLLING LAW AND ADDITIONAL COVENANTS

A.
The validity and construction of this Agreement or any of its provisions shall be determined under the laws of England and Wales. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity and enforceability of the other provisions.

B.
If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated.

C.
Executive expressly acknowledges that Company has advised Executive to consult with independent legal counsel of his choosing to review and explain to Executive the legal effect of the terms and conditions of this Agreement prior to Executive’s signing this Agreement.

D.
This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of Executive by Company, and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not stated in this Agreement, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

E.	Any modifications to this Agreement will be effective only if in writing and signed by both parties.

F.	Any payments to be made by Company hereunder shall be made subject to applicable law, including required deductions and withholdings.

G.	Section 409A of the US Tax Code.

1.
It is intended that the provisions of this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.

2.	If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

3.
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

4.
If Executive is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then:

a.
With regard to any payment, the providing of any benefit or any distribution of equity upon separation from service that constitutes “deferred compensation” subject to Code Section 409A, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death; and

b.
On the first day of the seventh month following the date of Executive’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section VIII(G)(4) (whether they would otherwise have been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified from them herein and (y) all distributions of equity delayed pursuant to this Section VIII(G)(4) shall be made to Executive.

5.
With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

6.
Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

H.
This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns. The rights or obligations under this Agreement may not be assigned or transferred by either party, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

I.
This Agreement may be executed with electronic signatures, in any number of counterparts, as shall subsequently be executed with actual signatures. The electronically signed Agreement shall constitute one original agreement. Duplicates and electronically signed copies of this Agreement shall be effective and fully enforceable as of the date signed and sent.

M.
Executive consents to Company (and its associated or group companies, advisers, benefit providers and insurers, including, but not limited to, Discovery Communications, LLC), processing and holding Executive’s personal data (including sensitive personal data) for the proper administration of Executive’s employment and the Company’s business. For example, for the administration of payroll, benefits and pension schemes, references, decisions as to fitness for work and for compliance with laws. This includes the transfer of such data outside the European Economic Area for the same purpose.

J.
All notices and other communications to be made or otherwise given hereunder shall be in writing and shall be deemed to have been given when the same are (i) addressed to the other party at the mailing address, facsimile number or email address indicated below, and (ii) either: (a) personally delivered or mailed, registered or certified mail, first class postage-prepaid return receipt requested, (b) delivered by a reputable private overnight courier service utilizing a written receipt or other written proof of delivery, to the applicable party, (c) faxed to such party, or (d) sent by electronic email. Any notice sent in the manner set forth above by United States Mail shall be deemed to have been given and received three (3) days after it has been so deposited in the United States Mail, and any notice sent in any other manner provided above shall be deemed to be given when received. The substance of any such notice shall be deemed to have been fully acknowledged in the event of refusal of acceptance by the party to whom the notice is addressed. Until further notice given in according with the foregoing, the respective addresses, fax numbers and email addresses for the parties are as follows:

If to Company:
Discovery Corporate Services Limited
Chiswick Park
566 Chiswick High Road
London
W4 5YB
Attention: Executive Vice President of Human Resources

With a concurrent copy to:
Discovery Communications, LLC
One Discovery Place
Silver Spring, MD 20910-3354
Attention: General Counsel
Fax: (240) 662-1485

If to Executive, at the home address then on file with the Company, with a concurrent copy to:
Del Shaw Moonves Tanaka Finkelstein & Lezcano
2120 Colorado Ave., Suite 200
Santa Monica, CA 90404
Attn: Ernest Del, Esq. and Jeffrey Finkelstein, Esq.

In witness whereof, the parties have caused this Agreement to be duly executed as set forth below.

/s/ JB Perrette                     6/10/16
Executive                     Date

/s/ Amy Girdwood                 6/13/16
Discovery Corporate Services Limited     Date